Exhibit 4.1

EXECUTION VERSION

SUMITOMO MITSUI FINANCIAL GROUP, INC.

as Issuer

and

THE BANK OF NEW YORK MELLON

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of March 3, 2026

to the

Subordinated Indenture dated as of September 17, 2019

THIS SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of March 3, 2026, is entered into between Sumitomo Mitsui Financial Group, Inc., a joint stock company (kabushiki kaisha) organized under the laws of Japan (the “Issuer”), and The Bank of New York Mellon, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer and the Trustee have entered into the Subordinated Indenture, dated as of September 17, 2019 (the “Base Indenture”), as supplemented and amended by the First Supplemental Indenture dated as of July 8, 2025 (the “First Supplemental Indenture”), providing for the issuance from time to time of the Issuer’s unsecured bonds, debentures, notes or other evidences of indebtedness (the “Securities”). The Base Indenture together with the First Supplemental Indenture, as further supplemented and amended by this Second Supplemental Indenture, dated as of March 3, 2026, is herein referred to as the “Indenture;”

WHEREAS, the Issuer desires to enter into this Second Supplemental Indenture pursuant to Section 7.01 of the Base Indenture in order to supplement and amend the Base Indenture as and to the extent set forth herein to establish certain terms and conditions of Securities to be issued pursuant to the Indenture on or after the date hereof;

WHEREAS, the execution and delivery of this Second Supplemental Indenture has been duly authorized by the Issuer; and

WHEREAS, all conditions and requirements necessary to make this Second Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

NOW, THEREFORE, for and in consideration of the foregoing premises, the Issuer and the Trustee mutually covenant and agree, for the equal and proportionate benefit of the Holders from time to time of the Securities of any series issued on or after the date hereof, as follows:

Section 1. Definitions. For the purpose of this Second Supplemental Indenture, all capitalized terms used but not defined herein shall have the meaning given to them in the Base Indenture as amended hereby.

Section 2. Amendments to the Indenture. Solely with respect to the Securities of any series issued on or after the date hereof, the Base Indenture is, effective as of the date hereof, hereby supplemented and amended by replacing Section 2.12, Section 14.01 and Section 14.02, which shall read as follows:

“Section 2.12. Japanese Withholding Tax.

(a) In compliance with Japanese tax laws and the practices of taxing authorities in Japan, in respect of any interest payment on a series of Securities issued in global or book-entry form pursuant to this Subordinated Indenture or any supplemental indenture hereto, any paying agent shall act in accordance with the “Working Draft of Operating Manual on Japanese Withholding Tax on Certain International Issues Held Through DTC” as published by notice of DTC (the “DTC Procedures”), if DTC is acting as Clearing Organization with respect to such series or with respect to depositary interests representing the Securities of such series, or in accordance with such other similar procedures as may be established by another Clearing Organization. Except as otherwise provided in this Subordinated Indenture, any such paying agent shall be responsible only for performing such services as are specifically provided for in the DTC Procedures or such other procedures actually known by the paying agent, as applicable and as may be amended or modified and communicated to the paying agent from time to time. Any such paying agent and the Issuer may rely on the information provided in the claim for exemption from Japanese withholding taxes and other documentation in the absence of actual knowledge to the contrary.

(b) If any interest payment on a series of Securities is due to be made hereunder, and if and so long as payments of interest (if any) by the Issuer to any paying agent may be made without withholding or deduction for or on account of Japanese tax only upon receipt of certifications, claims for exemption, notifications or other documentation in compliance with Japanese tax law requirements (“Tax Documentation”), the relevant paying agent, at the direction of the Issuer, shall (i) collect the required Tax Documentation from the Clearing Organization (or Holders of the Securities, if definitive Securities representing such series have been issued); (ii) provide any required confirmations of information available to it; and (iii) deliver such Tax Documentation to, or on the order of, the Issuer via email no later than one Business Day prior to the relevant interest payment date, for filing with the relevant Japanese district tax office. Any such paying agent may rely on the information provided in Tax Documentation (including, where relevant, supporting documentation) in the absence of actual knowledge that such information is incorrect.

(c) If the beneficial owner of the Securities satisfies the requirements for claiming an exemption from Japanese withholding tax only on or after the day immediately preceding the relevant interest payment date, the Issuer or the paying agent acting at the direction of the Issuer shall have no obligation to treat such beneficial owner as being eligible for exemption from Japanese withholding tax or to repay any amount withheld to the beneficial owner.

(d) If (i) subsequent to making a payment on the Securities without withholding or deduction of Japanese taxes the Issuer is required to remit to the Japanese taxing authority any amount in respect of Japanese taxes that should have been withheld or deducted from such payment (together with any interest and penalties) due to the failure of the beneficial owner to provide accurate Interest Recipient Information (as defined below) or to otherwise properly claim an exemption from Japanese taxes imposed with respect to such payment and (ii) such beneficial owner would not have been entitled to receive Additional Amounts with respect to such payment had Japanese taxes been withheld from the payment when it was made, such beneficial owner (but not any subsequent beneficial owner of the Securities) shall be required to reimburse the Issuer, in Japanese yen, for the amount remitted by the Issuer to the Japanese taxing authority. The Issuer shall notify, directly or through a paying agent or relevant Clearing Organization, such beneficial owner of the amount to be reimbursed to the Issuer.

(e) While the Securities are in global form, the paying agent shall furnish forms of certifications to Holders upon request, and shall use reasonable endeavours to assist Holders in claiming available exemptions, but shall not be liable for a Holder’s failure to qualify for such an exemption. Neither the Issuer nor the paying agent shall have any liability for any withholding of tax arising as a result of a late delivery of the required Tax Documentation or incorrectly completed Tax Documentation. While the Securities are in definitive form, the paying agent shall furnish forms of certifications to Holders upon written request provided that it has received such forms from the Issuer.

Based on the Tax Documentation received, the paying agent will make the appropriate calculations of interest payable after making the relevant deductions in accordance with this Section 2.12.

The paying agent shall retain copies of Tax Documentation for a period of five years as calculated under Japanese tax law and shall make such documentation available for inspection by the Issuer and any relevant tax authorities in Japan upon written request given reasonable notice from the Issuer.”;

“Section 14.01. Appointment. The Issuer appoints The Bank of New York Mellon as the initial calculation agent (the “Calculation Agent”) in relation to any (i) floating interest rate Securities issued under this Indenture or (ii) other Securities issued under this Indenture the terms of which expressly provide for a Calculation Agent to perform duties specified therein (which, for the avoidance of doubt, shall include any series of fixed-to-fixed reset rate Securities), unless otherwise established in accordance with Section 2.03. The duties and obligations of the Calculation Agent with respect to any series of Securities issued under this Indenture shall be determined solely by the express provisions of this Indenture, the Calculation Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Calculation Agent. The Bank of New York Mellon accepts its appointment as Calculation Agent, subject to the conditions of this Article 14.”; and

“Section 14.02. Calculation of Applicable Interest Payments under the Securities. Unless otherwise established in accordance with Section 2.03, the Calculation Agent shall (i) in respect of floating interest rate Securities, calculate the interest rates and amounts of interest payable in respect of any series of floating interest rate Securities issued under this Indenture at such dates and times and in accordance with such other terms and conditions as set forth on any Registered Security of such series; and (ii) in respect of fixed-to-fixed reset rate Securities, calculate any U.S. Treasury Rate (as defined in the Registered Securities representing the relevant series of Securities) with respect to any Reset Fixed Rate Period (as defined in the Registered Securities representing the relevant series of Securities), Reset Fixed Rate (as defined in the Registered Securities representing the relevant series of Securities) or Relevant Interest Amount (as defined in the Registered Securities representing the relevant series of Securities) for the Reset Fixed Rate Period (as defined in the Registered Securities representing the relevant series of Securities) with respect to the relevant series of Securities under the terms and conditions, in the manner and at the times provided in the Registered Securities representing the relevant series of the Securities. For the avoidance of doubt, the foregoing shall not limit in any manner the calculations or procedures which the Calculation Agent may agree to perform pursuant to this Article 14, provided that the details of any such calculations or procedures are expressly set forth in the terms and conditions of the relevant series of Securities, and in each case which have been established in accordance with Section 2.03.

Unless otherwise instructed by the Issuer, the Calculation Agent will (i) in respect of each series of floating interest rate Securities, cause the interest rate, the number of days in, and the interest amount for, the relevant interest period and the interest payment date, to be notified to the Issuer, the Trustee, the paying agent and DTC, or through DTC or through other reasonable means to make such information available, in order that such information will be published or notified to the Holders of record as soon as possible after their determination but in no event later than the first day of the relevant interest period, (ii) in respect of each series of fixed-to-fixed reset rate Securities, cause the Reset Fixed Rate, the Relevant Interest Amount for each Interest Period during the Reset Fixed Rate Period and the Interest Payment Date (each as defined in the Registered Securities representing the relevant series of Securities) in relation to each such Interest Period with respect to the relevant series of Securities to be notified to the Issuer, the Trustee, the paying agent and DTC, or through DTC or through other reasonable means to make such information available, in order that such information will be published or notified to the Holders of record as soon as possible after their determination but in no event later than the first day of the Reset Fixed Rate Period; and (iii) in respect of any other Securities issued hereby and otherwise established in accordance with Section 2.03, carry out such instructions as are specified in the Registered Securities representing the relevant series of Securities.

Subject to the subordination provisions of Article 12 and the non-viability loss absorption provisions of Article 13, if the Securities become due and payable as described in Article 11 or pursuant to an acceleration upon an Event of Acceleration other than on an interest payment date, the accrued interest payable, the interest rate, the number of days in the relevant interest period and the interest payment date in respect of such Securities shall nevertheless continue to be calculated and notified as previously in accordance with the foregoing provisions and this Indenture. All determinations and calculations made by the Calculation Agent, and any quotations obtained from the relevant banks for the purposes of calculating the interest rate and interest amount, pursuant to the foregoing provisions will, in the absence of negligence, bad faith or manifest error, be binding on the Holders, the Issuer, the Trustee, the paying agent and the Calculation Agent. The interest rate payable on any series of Securities issued under this Indenture will not be higher than the maximum rate permitted by the law of the State of New York as modified by United States law of general application or by Japanese law and as notified to the Trustee and the paying agent in writing five Business Days prior to any interest payment date, if applicable.”

Section 3. Reference to and Effect on the Indenture. Upon the effectiveness of Section 2 hereof, on and after the date hereof, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Base Indenture as amended hereby. Except as specifically amended above, the Base Indenture shall remain in full force and effect and is ratified and confirmed in all respects.

Section 4. Execution in Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

Section 5. Separability. In case any provision contained in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6. Governing Law. This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 8. Binding Effect. This Second Supplemental Indenture shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Issuer and not by the Trustee, and the Trustee assumes no responsibility for their correctness.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

SUMITOMO MITSUI FINANCIAL GROUP, INC.

By:	/s/ Yukie Tadokoro
	Name:	Yukie Tadokoro
	Title:	General Manager, Investor Relations Dept.

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Priscilla Pang
	Name:	Priscilla Pang
	Title:	Vice President

[Signature Page to Second Supplemental Indenture]